Exhibit 99.1

Contact: Michelle Hards (240) 313-1816 mlhards@jlg.com
JLG Announces Record and Meeting Dates for
Special Meeting of Shareholders
     MCCONNELLSBURG, PA, NOVEMBER 2, 2006 — JLG Industries, Inc. (NYSE:JLG) (the “Company”) announced today that that it has established a record date and a meeting date for a special meeting of its shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 15, 2006, by and between the Company, Oshkosh Truck Corporation, and a newly formed subsidiary of Oshkosh, Steel Acquisition Corporation. The Company’s shareholders of record at the close of business on Friday, November 3, 2006 will be entitled to notice of, and to vote at, the special meeting, which will be held at 10:00 a.m. local time on Monday, December 4, 2006 at the offices of Covington & Burling LLP, 1330 Avenue of the Americas, New York, NY 10019. The Company’s Board of Directors unanimously recommends that shareholders vote “FOR” the adoption and approval of the Agreement and Plan of Merger.
     Additional Information and Where to Find It
     The Company intends to file with the Securities and Exchange Commission a definitive proxy statement and other relevant materials in connection with such shareholder meeting. This proxy statement will be mailed to the Company’s shareholders. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, when it becomes available, and the Company’s other filings with the SEC may also be obtained from the Company. Free copies of JLG Industries’ filings may be obtained by directing a request to JLG Industries, Inc., 13224 Fountainhead Plaza, Hagerstown, Maryland 21742-2678, Attention: Investor Relations.
About JLG Industries, Inc.
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents. For more information, visit www.jlg.com.
NOTE: Information contained on our website is not incorporated by reference into this press release.
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